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SCHEDULE 13D

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: October 23, 2023

KONTRON AG

By:	/s/ Hannes Niederhauser
Name:	Hannes Niederhauser
Title:	Chief Executive Officer

By:	/s/ Clemens Billek
Name:	Clemens Billek
Title:	Chief Financial Officer

KONTRON AMERICA, INCORPORATED

By:	/s/ Ted Christiansen
Name:	Ted Christiansen
Title:	General Manager

KONTRON MERGER SUB., INC.

By:	/s/ Ted Christiansen
Name:	Ted Christiansen
Title:	Director and Secretary

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